Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-187197) pertaining to the 2006 Equity Incentive Plan and 2012 Independent Director Equity Plan, (Form S-8 No. 333-171564) pertaining to the Cesca Therapeutics Inc. 2006 Employee Equity Incentive Plan, (Form S-8 No. 333-140668) pertaining to the Cesca Therapeutics Inc. 2006 Employee Equity Incentive Plan, (Form S-8 No. 333-105191) pertaining to the Cesca Therapeutics Inc. Amended 1998 Employee Equity Incentive Plan, (Form S-8 Nos. 333-46911 and 333-37228) pertaining to the Cesca Therapeutics Inc. 1998 Employee Equity Incentive Plan, (Form S-8 No. 333-82900) pertaining to the Cesca Therapeutics Inc. Amended 1998 Employee Equity Incentive Plan, 2002 Independent Directors Equity Incentive Plan, and Non-Qualified Independent Director Stock Option Agreement, (Form S-8 No. 333-122761) pertaining to the Cesca Therapeutics Inc. Amended 2002 Independent Directors Equity Incentive Plan, and (Form S-3 Nos. 333-196148, 333-194149 and 333-171563), of Cesca Therapeutics Inc. and in the related Prospectuses of our report dated September 29, 2014, with respect to the consolidated financial statements of Cesca Therapeutics Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2014.

/s/ Ernst & Young LLP

Sacramento, California
September 29, 2014